Exhibit 10.27

1320 N. Courthouse Road Arlington, VA 22201 Telephone 703-656-7532

January 6, 2015

Ms. Patricia Munchel

Dear Patricia:

Congratulations! As we have discussed, I am pleased to promote you to the position of Senior Vice President, Human Resources, effective immediately. In this role you will report directly to me. Retroactive to December 28, 2014, your base compensation will be increased to $275,000.00 on an annualized basis.

Beginning with the 2015 plan year, your target bonus in the Leadership Incentive Compensation Plan (LICP) will be increased to fifty (50) percent of your base compensation. Payout is based on a combination of the Company’s financial performance and your personal contributions and is subject to other terms and conditions of the LICP.

In addition, following the preparation of the December 31, 2014 valuation of the Company, you will be awarded options pursuant to the PAE Holding Corporation 2011 Stock Option Plan. The number of options you will be awarded will be calculated by dividing $250,000 by the value of a share of company stock at the time of the award. (The share value is currently $1.68.) One-half of your options will be time-vested options; the other half will be performance vested options.

Should your employment be terminated by the Company for reasons other than cause, disability, or death, you will be eligible for severance equal to twelve (12) months of your base compensation, subject to the execution of an appropriate release.

All other terms and conditions of your employment will remain unchanged. Please understand that this promotion offer cannot be construed as an employment agreement and is not intended to imply any specific term of employment. Employment with the Company is “at-will”, which means that employment can be terminated by either employer or employee for any reason, at any time, with or without notice.

Again, congratulations. I know you will add great value to the Company in your new capacity.

Please let Whit or me know if you have any questions about your promotion.

/s/ John Heller
John Heller
Chief Executive Officer